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             SALOMON SMITH BARNEY DIVERSIFIED 2000 FUTURES FUND L.P.

                         SUPPLEMENT DATED APRIL 28, 2000
                    TO THE PROSPECTUS DATED JANUARY 31, 2000


CONSISTENT WITH THE TERMS OF THE FUND'S PROSPECTUS, THE GENERAL PARTNER HAS DETERMINED TO EXTEND THE INITIAL OFFERING PERIOD UNTIL JUNE 29, 2000, UNLESS THE GENERAL PARTNER ENDS THE PERIOD EARLIER IN ITS SOLE DISCRETION.